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                                                               EXHIBIT 99.B9(c)


                          ADMINISTRATIVE SERVICES AGREEMENT


          AGREEMENT dated this 1st day of August, 1990, by and between KEMPER INCOME AND CAPITAL PRESERVATION FUND, a Massachusetts business trust (the "Fund"), and KEMPER FINANCIAL SERVICES, INC., a Delaware corporation ("KFS").

          In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

          1. The Fund hereby appoints KFS to provide information and administrative services for the benefit of the Fund and its shareholders. In this regard, KFS shall appoint various broker-dealer firms and other financial services firms ("Firms") to provide related services and facilities for their clients who are shareholders of the Fund ("clients"). The Firms shall provide such office space and equipment, telephone facilities and personnel as is necessary or beneficial for providing information and services to shareholders of the Fund. Such services and assistance may include, but are not limited to, establishing and maintaining shareholder accounts and records, processing purchase and redemption transactions, answering routine client inquiries regarding the Fund and its special features, assistance to clients in changing dividend and investment options, account designations and addresses, and such other services as the Fund or KFS may reasonably request. KFS may also provide some of the above services for the Fund directly.

          KFS accepts such appointment and agrees during such period to render such services and to assume the obligations herein set forth for the compensation herein provided. KFS shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.
          KFS, by separate agreement with the Fund, may also serve the Fund in other capacities. In carrying out its duties and responsibilities hereunder, KFS will appoint various Firms to provide administrative and other services described herein directly to or for the benefit of shareholders of the Fund who may be clients of such Firms. Such Firms shall at all times be deemed to be independent contractors retained by KFS and not the Fund. KFS and not the Fund will be responsible for the payment of compensation to such Firms for such services.

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          2.     For the services and facilities described in Section 1,
          the Fund will pay to KFS at the end of each calendar month an administrative service fee computed at an annual rate of up to
          0.25 of 1% of the average daily net assets of the Fund. The current fee schedule is set forth as Appendix I hereto. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during such month and year, respectively. The services of KFS to the Fund under this Agreement are not to be deemed exclusive, and KFS shall be free to render similar services or other services to others.

          The net asset value for each share of the Fund shall be calculated in accordance with the provisions of the Fund's current prospectus. On each day when net asset value is not calculated, the net asset value of a share of the Fund shall be deemed to be the net asset value of such a share as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.

          3. The Fund shall assume and pay all charges and expenses of its operations not specifically assumed or otherwise to be provided by KFS under this Agreement.

          4. This Agreement may be terminated at any time without the payment of any penalty by the Fund or by KFS on sixty (60) days written notice to the other party. Termination of this Agreement shall not affect the right of KFS to receive payments on any unpaid balance of the compensation described in Section 2 hereof earned prior to such termination. This Agreement may not be amended to increase the amount to be paid to KFS for services hereunder above .25 of 1% of the average daily net assets of the Fund without the vote of a majority of the outstanding voting securities of the Fund. All material amendments to this Agreement must in any event be approved by vote of the Board of Trustees of the Fund.

          5. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

          6. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

          7. All parties hereto are expressly put on notice of the Fund's Agreement and Declaration of Trust and all amendments thereto, all of which are on file with the Secretary of The Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein. This Agreement has been

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          executed by and on behalf of the Fund by its representatives as such representatives and not individually, and the obligations of the Fund hereunder are not binding upon any of the trustees, officers or shareholders of the Fund individually but are binding upon only the assets and property of the Fund.

          8. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 7 hereof which shall be construed in accordance with the laws of The
          Commonwealth of Massachusetts) the laws of the State of Illinois.

          IN WITNESS WHEREOF, the Fund and KFS have caused this Agreement to be executed as of the day and year first above written.



          KEMPER INCOME AND CAPITAL        KEMPER FINANCIAL SERVICES, INC.
          PRESERVATION FUND


          By: /s/ Charles M. Kierscht      By: /s/ John E. Peters
             ------------------------         ----------------------------
          Title:  President                Title: Executive Vice President














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                                                            APPENDIX I





                     KEMPER INCOME AND CAPITAL PRESERVATION FUND
                           FEE SCHEDULE FOR ADMINISTRATIVE
                                  SERVICES AGREEMENT


          Pursuant to Section 2 of the Administrative Services Agreement to which this Appendix is attached, the Fund and KFS agree that the initial administrative service fee will be computed at an annual rate of .15 of 1% (the "Fee Rate"). For purposes of computing the fee due KFS, the Fee Rate shall be applied against the amount of assets of the Fund for which a broker-dealer or other financial services firm is listed on the records of the Fund as "dealer of record," which shall not include KFS.




          Dated:  August 1, 1990

          KEMPER INCOME AND CAPITAL         KEMPER FINANCIAL SERVICES, INC.
          PRESERVATION FUND

          By: /s/ Charles M. Kierscht       By: /s/ John E. Peters
             ---------------------------       ----------------------------
          Title:  President                 Title: Executive Vice President